UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

           Date of Report (Date of earliest event reported)                                           July 28, 2003

AMERICAN INDEPENDENCE CORP.

(Exact name of registrant as specified in its charter)
Delaware	001-05270	11-1817252
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

485 Madison Avenue, New York, NY 10022		10022
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:                                                                (212) 355-4141

Item 12. Results of Operations and Financial Condition.

On July 28, 2003, American Independence Corp. issued a press release announcing financial results for the quarter ended June 30, 2003, a copy of which is attached as Exhibit 99.1.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AMERICAN INDEPENDENCE CORP.
/s/ Teresa A. Herbert Teresa A. Herbert Vice President and Chief Financial Officer	Date:	July 30, 2003

Exhibit 99.1

AMERICAN INDEPENDENCE CORP.                                                                                                   CONTACT: DAVID T. KETTIG

485 MADISON AVENUE                                                                                                                                                                                                             (212) 355-4141 Ext. 3047

NEW YORK, NEW YORK 10022                                                                                                                                                                          www.americanindependencecorp.com

NASDAQ - AMIC

NEWS RELEASE

AMERICAN INDEPENDENCE CORP. ANNOUNCES 11% SEQUENTIAL INCREASE IN NET INCOME FROM CONTINUING OPERATIONS FOR THREE MONTHS ENDED JUNE 30, 2003

New York, New York, July 28, 2003. American Independence Corp. (NASDAQ: AMIC) today reported net income and net income from continuing operations of $2.1 million ($.25 per share, diluted) for the three months ended June 30, 2003 and revenues of $12.6 million for the same period. Net income includes a non-cash charge of $0.5 million for amortization and depreciation primarily related to intangible assets.

Net income for the six months ended June 30, 2003 amounted to $4.1 million ($.49 per share, diluted). Net income from continuing operations amounted to $4.0 million ($.48 per share, diluted) and revenues amounted to $23.2 million for the same period. Net income for the six months ended June 30, 2003 includes a non-cash charge of $1.0 million for amortization and depreciation primarily related to intangible assets. Net income for the six months ended June 30, 2003 includes $0.1 million ($.01 per share, diluted) from discontinued operations relating to the first quarter of 2003.

Roy T.K. Thung, Chief Executive Officer, commented, "We are pleased to report that we remained quite profitable in our second full quarter as an insurance holding company, and our net income from continuing operations increased sequentially from $1.9 million ($.23 per share, diluted) to $2.1 million ($.25 per share, diluted), an 11% increase. Premiums reinsured under treaties with Independence Holding Company (NASDAQ: INHO) increased 28% from the first quarter of 2003 as additional cases renewed each month. Independence American Insurance Company's premiums will continue to increase during the balance of this year, and the total benefit from these treaties will not be realized until 2004. Our MGU operations performed well in the second quarter, and we continue to be optimistic as to our future results. At the corporate level, AMIC's shareholders consented to a reduction in its authorized capital stock to 15,001,000 shares, which will substantially reduce the Company's franchise taxes."

AMIC is a holding company engaged principally in the insurance and reinsurance business through Independence American Insurance Company and its employer medical stop-loss and managed care managing general underwriters.

Some of the statements included herein may be considered to be forward looking statements, which are subject to certain risks and uncertainties. Factors which could cause the actual results to differ materially from those suggested by such statements are described from time to time in AMIC's filings with the Securities and Exchange Commission.

AMERICAN INDEPENDENCE CORP.

SECOND QUARTER REPORT

JUNE 30, 2003

(in Thousands Except Per Share Data)

Three Months Ended 2003 2002	Six Months Ended 2003 2002

Premiums earned	$8,422	$-	$14,972	$-
Investment and other income	532	394	1,055	810
Realized gains	170	-	349	-
MGU fee income	3,512	-	6,866	-

Revenues	12,636	394	23,242	810

Insurance benefits, claims and reserves	5,204	-	9,199	-
Selling and general expenses	4,666	1,665	8,743	3,715
Amortization and depreciation	507	34	1,007	95
Other expenses	60	18	106	1,631

Expenses	10,437	1,717	19,055	5,441

Operating income (loss) from continuing operations	2,199	(1,323)	4,187	(4,631)
State income taxes	95	-	181	-
Federal income taxes	-	-	-	-

Net income (loss) from continuing operations	2,104	(1,323)	4,006	(4,631)
Loss from discontinued operations	-	-	-	(901)
Income (loss) on disposition of discontinued operations	-	(70)	114	(2,470)

Net income (loss)	$2,104	$(1,393)	$4,120	$(8,002)

Basic Income (Loss) Per Common Share:
Net income (loss) from continuing operations	$.25	$(.16)	$.48	$(.55)
Loss from discontinued operations	-	-	-	(.11)
Income (loss) on disposition of discontinued operations	-	(.01)	.01	(.29)

Net income (loss)	$.25	$(.17)	$.49	$(.95)

Weighted average basic common shares	8,415	8,394	8,405	8,394

Diluted Income (Loss) Per Common Share:
Net income (loss) from continuing operations	$.25	$(.16)	$.48	$(.55)
Loss from discontinued operations	-	-	-	(.11)
Income (loss) on disposition of discontinued operations	-	(.01)	.01	(.29)

Net income (loss)	$.25	$(.17)	$.49	$(.95)

Weighted average diluted common shares	8,481	8,394	8,458	8,394

As of June 30, 2003, there were 8,417,195 common shares outstanding, net of treasury shares.